Exhibit (d)(2)(iii)

AMENDMENT NO. 2

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to Amended and Restated Investment Advisory Agreement (“Amendment No. 2”), dated as of June 27, 2005, between AXA Equitable Life Insurance Company, a New York stock life insurance corporation (the “Manager”) and Alliance Capital Management L.P., a limited partnership organized under the laws of the State of Delaware (“Adviser”).

The Manager and the Adviser agree to modify and amend the Amended and Restated Investment Advisory Agreement dated as of July 31, 2003, as amended by Amendment No. 1 dated December 12, 2003 (together, the “Agreement” between them as follows:

1. The Manager hereby terminates its appointment of the Adviser as one of the investment advisers for the AXA Premier VIP High Yield Portfolio.

2. The Manager hereby reaffirms its appointment of the Adviser as one of the investment advisers for the AXA Premier VIP Large Cap Core Equity Portfolio, AXA Premier VIP Large Cap Growth Portfolio, AXA Premier VIP Large Cap Value Portfolio, AXA Premier VIP Small/Mid Cap Growth Portfolio, AXA Premier VIP International Equity Portfolio and Aggressive Equity Portfolio (individually and collectively a “Fund”) on the terms and conditions set forth in the Agreement.

3. Appendix A to the Agreement, setting forth the Fund of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to such Fund is hereby replaced in its entirety by Appendix A attached hereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

ALLIANCE CAPITAL MANAGEMENT L.P.		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Louis T. Mangan	By:	/s/ Steven M. Joenk
	Louis T. Mangan		Steven M. Joenk
	Assistant Secretary		Senior Vice President

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

WITH

ALLIANCE CAPITAL MANAGEMENT L.P.

Related Portfolios	Annual Advisory Fee Rate***
Special Equity Portfolios, which shall include the following Portfolio, Allocated Portions, or Other Allocated Portions** of a Portfolio (collectively referred to as “Special Equity Portfolios”):	0.60% of the Special Equity Portfolios’ average daily net assets up to and including $1 billion; 0.55% of the Special Equities Portfolios’ average daily net assets over $1 billion up to and including $1.5 billion; 0.50% of the Special Equities Portfolios’ average daily net assets over $1.5 billion up to and including $2 billion; 0.45% of the Special Equities Portfolios’ average daily net assets over $2 billion up to and including $2.5 billion; and 0.40% of the Special Equities Portfolios’ average daily net assets over $2.5 billion
AXA Premier VIP Small/Mid Cap Growth Portfolio*
AXA Premier VIP International Equity Portfolio*
AXA Premier Small/Mid Cap Growth Fund**
AXA Enterprise Multimanager International Equity Fund**
EQ/Alliance International **
EQ/Alliance Large Cap Growth **
EQ/Alliance Small Cap Growth**

General Equity and High Yield Portfolios, which shall include the following Portfolios, Allocated Portions, or Other Allocated Portions** of a Portfolio (collectively referred to as “General Equity/High Yield Portfolios”):	0.50% of the General Equity/High Yield Portfolios’ average daily net assets up to and including $1 billion; 0.40% of the General Equity/ High Yield Portfolios’ average daily net assets over $1 billion up to and including $2 billion; 0.30% of the General Equity/High Yield Portfolios’ average daily net assets over $2 billion up to and including $3 billion; and 0.20% of the General Equity/High Yield Portfolios’ average daily net assets over $3 billion
AXA Premier VIP Large Cap Growth Portfolio*
AXA Premier VIP Large Cap Core Equity Portfolio*
AXA Enterprise Multimanager Growth Fund**
AXA Enterprise Multimanager Core Equity Fund**
EQ/Alliance Common Stock **
EQ/Bernstein Diversified Value **

Large Cap Portfolios, which shall include the following Portfolios, Allocated Portion, or Other Allocated Portions** of a Portfolio (collectively referred to as “Large Cap Portfolios”)	0.30% of each of the Large Cap Portfolios’ average daily net assets
AXA Premier VIP Large Cap Value Portfolio*
AXA Enterprise Multimanager Value Fund**
EQ/Alliance Growth & Income**

AXA Premier VIP Aggressive Equity Portfolio (“Aggressive Equity Portfolio”)*	0.36% of the Aggressive Equity Portfolio’s average daily net assets

*	This Portfolio has been designated a “multi-adviser portfolio” and Alliance receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager, which is referred to as an “Allocated Portion”

**	Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Special Equity Portfolios,” “General Equity Portfolios,” or “Large Cap Portfolios”

***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Portfolio or Allocated Portion is the portion of the daily advisory fee for the Related Portfolios that is equal to the Portfolio’s or Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Portfolio or the Allocated Portion, used in the fee calculation for that day